Exhibit 10.1

YA GLOBAL INVESTMENTS, L.P.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

August 7, 2009

Global Energy, Inc.
Migdal Aviv
7 Abba Hillel Street
Ramat Gan, 52520
Israel
Attention: Asi Shalgi

Dear Mr. Shalgi:

        Reference is made to that certain Securities Purchase Agreement dated July 6, 2007 (the “Securities Purchase Agreement”) between Global Energy, Inc. (the “Company”) and YA Global Investments, L.P. (the “Buyer”) and the secured convertible debentures (collectively, the “Existing Debentures”) and warrants (the “Warrants”) issued thereunder. The Company and the Buyer have agreed to make certain modifications to the rights and obligations of each party under the Securities Purchase Agreement, Existing Debentures, and related documents and instruments. For the purposes hereof the Securities Purchase Agreement, the Existing Debentures, the Warrants, along with all security agreement, and other documents and instruments executed in connection with the forgoing shall be referred to herein as the “Transaction Documents.”

        The parties agree that the table below sets forth the correct amounts outstanding under the Existing Debentures as of the date listed below:

Issuance Date	Outstanding Principal Amount	Accrued and Unpaid Interest (as of July 16, 2009)	Total

July 6, 2007	$360,108	$69,582	$429,690
October 23, 2007	$1,500,000	$207,856	$1,707,856
December 7, 2007	$1,000,000	$132,926	$1,132,296
March 20, 2008	$500,000	$59,940	$559,940
May 13, 2008	$500,000	$56,553	$556,553
TOTAL	$3,860,108	$526,857	$4,386,965

All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Transaction Documents, as applicable.

        The Company is seeking to raise additional financing by issuing common stock (the “Offering”) pursuant to the terms set forth hereto as Exhibit A (the “Term Sheet”). This letter shall set forth the agreement between the parties concerning the Offering and amendments and modifications to the Transaction Documents.

1.       Acknowledgements. The Company hereby acknowledges, confirms and agrees as follows:

a.	The Company is indebted to the Buyer under the Existing Debentures in the principal amount along with all accrued and unpaid interest reflected above. Such amounts owed, including without limitation all interest accruing thereon, premiums, costs, expenses, and fees (collectively, the “Obligations”) now or hereafter payable by the Company to the Buyer pursuant to the Transaction Documents are unconditionally owing by the Company to the Buyer, without offset, setoff, defense or counterclaim of any kind, nature or description whatsoever.

b.	That: (1) each of the Transaction Documents to which it is a party has been duly executed and delivered to the Buyer by the Company, and each is in full force and effect as of the date hereof, (2) the agreements and obligations of the Company contained in such documents and in this Agreement constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, and to the Company’s knowledge, the Company has no valid defense to the enforcement of such obligations, (3) the Buyer is and shall be entitled to the rights, remedies and benefits provided for in the Transaction Documents and applicable law, without offset, setoff, defense or counterclaim of any kind, nature or descriptions whatsoever, and (4) to the Company’s knowledge, the Company has no claims, actions, cause of action, suits, judgments, and demands whatsoever, in law, admiralty or equity, against the Buyer or its affiliates, in respect of or in connection with the Transaction Documents.

c.	The Buyer has not waived, is not by this Agreement waiving, and has no intentions of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof, and the Buyer has not agreed to forbear with respect to any of its rights or remedies concerning any Events of Default which may have occurred or are continuing as of the date hereof or which may occur after the date hereof.

d.	The Company hereby acknowledges, confirms and agrees that the Buyer has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the pledged property heretofore granted to the Buyer pursuant to the Security Agreement dated July 6, 2007 between the Company and the Buyer (the “Security Agreement”) or otherwise granted to or held by the Buyer.

2.        The Offering. The Buyer hereby consents to the Company conducting and closing on the Offering in accordance with the terms set forth in the Term Sheet, provided however, that such consent shall not be effective until the satisfaction, waiver or deferral of each of the following conditions and written notice from the Buyer confirming the satisfaction of such conditions (such date of notice of satisfaction shall be referred to as the Effective Date):

a.	The gross proceeds of the Offering are at least $650,000 (“Minimum Offering Amount”);

b.	The Company closes on the Minimum Offering Amount on or before September 3, 2009, unless extended in writing by the Buyer (the “Closing Deadline”);

c.	The Company shall have issued and delivered to the Buyer the Amended and Restated Debenture (as defined below) in exchange for the surrender of the Existing Debentures, to be effective as of the Effective Date;

d.	The Company shall provide a cash flow projection budget (the “Budget”) in a form acceptable to the Buyer, which Budget shall demonstrate that the proceeds from the Offering will be sufficient to fund the Company’s operations for a period of at least 12 months from the Effective Date;

e.	The Company shall have made cash payments under the Existing Debentures in an amount greater than or equal to $50,000 since April 1, 2009, of which $20,000 has been paid and the remaining $30,000 shall be paid on or prior to the Effective Date. The Company may satisfy this condition by paying the remaining balance directly out of the proceeds of the Offering; and

f.	The Company shall have received a written notice from YA Global confirming that all of the conditions set forth above have been satisfied.

3.        Agreements Effective upon Effective Date. The Buyer and the Company hereby agree to the following, provided however, that the agreements contained in this section shall only become effective upon the Effective Date:

a.	Amended Debenture. On the Effective Date the Company shall issue to the Buyer an amended and restated convertible debenture (the “Amended and Restated Debenture”) in the form attached hereto as “Exhibit B” in the principal amount equal to the outstanding principal amount and accrued and unpaid interest under the Existing Debentures as of the Effective Date. The Amended and Restated Debenture shall be issued solely in exchange for the surrender of the Existing Debentures. When issued in accordance with this Agreement, the Amended and Restated Debenture shall amend, replace, and supersede each of the Existing Debentures and consolidate all amounts owed under such Existing Debentures and the Buyer shall return the Existing Debentures to the Company. The Amended and Restated Debenture shall modify the Existing Debentures as follows: s

i.	Payments. All payment by the Company under the Existing Debentures will be suspended pursuant to the Amended and Restated Debenture for a period of one year from the Effective Date. Monthly payments in the amount of $225,000 each shall resume on the first day of the month preceding the month in which the one-year anniversary of the Effective Date occurs.

ii.	Redemption. The Company shall have the option to redeem up to $3,000,000 of the outstanding principal and unpaid interest owed the Existing Debentures at any time with 15 days prior written notice to the Buyer at a redemption price equal to 115% of the amount being redeemed in accordance with the Amended and Restated Debenture.

iii.	Conversion Price. The Conversion Price of the Existing Debentures shall be reduced to the effective price of the Common Stock issued in connection with the Offering.

b.	Warrants. The exercise price of the Warrants shall be reduced to the effective price of the Common Stock issued in connection with the Offering. The number of shares underlying the Warrants shall not be changed, provided that warrants or other Common Stock purchase rights are not issued in connection with the Offering. If any warrants or other Common Stock purchase rights are issued in connection with the Offering then the Company shall issue new warrants to the Buyer such that the proportion of warrant shares to the amount of the Buyer’s initial investment is equal to proportion of warrant shares to the amount of the new investment in the Offering. Any such new warrants shall have an exercise price equal to the price of the Common Stock issued in connection with the Offering.

c.	Rule 144 Tacking Period. The Company represents, warrants, and agrees the Amended and Restated Debenture is being issued solely in exchange for the Existing Debentures and that for the purposes of Rule 144, the Amended and Restated Debenture shall be deemed to have been acquired at the same time as the surrendered Existing Debentures, which are the dates referenced next to each of the Existing Debentures in the table above, in all cases is prior to one year from the date hereof.

d.	Buyer’s Lock up Provision. During any calendar month beginning with the month in which the Effective Date occurs and ending with the calendar month preceding the month in which the one-year anniversary of the Effective Date occurs, except for Excluded Sales (as defined below), the Buyer shall not sell shares of Common Stock for gross proceeds (measured by the quantity of shares sold multiplied by the sales price) of greater than (a) $50,000, or (b) 20% of the aggregate dollar traded volume traded during the preceding calendar month (as measured by multiplying the total volume traded in such month by the average price during such month according to Bloomberg LP). For the purposes hereof the term “Excluded Sales” shall mean any sales by the Buyer at a price of five cents ($0.05) or more.

4.        Representations, Warranties, and Covenants or General Effect.

a.	Budget. The Company shall not exceed the total expenses listed on the Budget by more than 5% in any individual month, or in the aggregate at any time. The Company shall provide certified cash flow reports to the Buyer on the 1st and 15th of each month which shall show actual results for each period that has elapsed from the date hereof compared to the same period in the Budget. Any violation of this covenant shall be deemed an event of default under the Amended and Restated Debenture and the Transaction Documents.

b.	Further Assurances. The Company shall, from and after the execution of this agreement, execute and deliver to the Buyer any additional documents, instruments, and agreements that the Buyer may require in order to correct any document deficiencies, or to vest or perfect the security interest in the collateral granted pursuant to the Security Agreement more securely in the Buyer and/or to otherwise give effect to the terms and conditions of this agreement, and hereby authorize the Buyer to file any financing statements (including financing statements with a generic description of the collateral such as “all assets”), and take any other normal and customary steps, the Buyer deems necessary to perfect or evidence the Buyer’s security interests and liens in any such collateral. The Company shall pledge to the Buyer its shares of capital stock of Alphakat – Global Energy GmbH as required pursuant to the Security Agreement. The Company shall also make all necessary filings in Israel required to perfect and provide notice of the Buyer’s liens on the assets of Global Fuel Israel, Ltd. and Global NRG Pacific Ltd. or provide the Buyer evidence that all such filings have been made and recorded. The Buyer represents that the perfection certificate attached hereto as Exhibit C is true, complete, and correct as of the date hereof.

c.	Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Transaction Documents are intended or implied and in all other respects such documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.

d.	Each party shall pay all its own costs and expenses regarding the entering of this Agreement. There are no other fees, charges or expenses other than as set out herein and in the Existing Debentures and ancillary documents.

[SIGNATURE PAGE IMMEDIATELY TO FOLLOW]

        IN WITNESS WHEREOF, this letter agreement is executed and delivered as of the day and year first above written.

GLOBAL ENERGY, INC. By: /s/ Asi Shlagi —————————————— Asi Shlagi Chief Executive Officer

YA GLOBAL INVESTMENTS, L.P. By: Yorkville Advisors, LLC Its: Investment Manager By: /s/ —————————————— Name: Title:

EXHIBIT A

TERM SHEET

AMENDMENT OUTLINE

GLOBAL ENERGY INC.

Theamendment of YA Global Investments, L.P. (the “Investor”) will be confirmed and finalized subject to the satisfaction of each of the following terms and conditions:

Minimum Raise:	Global Energy Inc ("GEYI" or the "Company") will raise a minimum of $650,000 in new capital by the issuance of common stock of the Company or bridge loans ("Financing").

Reset Prices:	The existing conversion price and warrant strike prices on the Investor's convertible debentures and warrants will be reset to the issue price on the common stock issued in the Follow-on Financing (the "Reset Price"). No new warrants or shares will be issued to the Investor as part of the reset, except that if any warrants or other rights are issued in connection with the Financing, the Company will issue new warrants or similar rights to the Investor in the same proportion and at the same price.

Repayments:	All payments by the Company under the Debentures will be suspended for a period of 12 months from the close of the Financing, after which the Company shall make full payment of the outstanding Debenture and accrued interest amounts in accordance with the terms of Debentures.

The Investor shall receive a payment of at least $50,000 in the aggregate either from the proceeds of the sale of the Ethiopia business, or the Financing, or a combination of the two.

Conversions:	In the first 12 months following the Financing if the quoted share price of the Company is 5 cents or less the Investor shall be restricted from selling shares of common stock in excess of the greater of (a) $50,000 per calendar month, or (b) 20% of the aggregate dollar trading volume of all shares traded during the preceding calendar month.

Redemption:	The Company shall have the option to redeem up to $3,000,000 of the outstanding Debenture in cash on at least 15 days prior written notice to the Investor. The Redemption premium shall be 15% and shall be paid upon Redemption of any portion of the Debenture.

Budget/Burn:	The Company shall provide a budget indicating that the proceeds of the Financing will sustain the Company for at least 12 months.

Expiry:	The terms herein will expire at 5p.m. on April 8, 2009.

Non-Binding:	These terms are for discussion purposes only, non-binding on the parties, and subject to change. If final terms are reached they will be documents by formal definitive documents setting forth the final agreed upon terms.

SIGNATURE PAGE TO FOLLOW
GLOBAL ENERGY, INC.

By: /s/ Shalgi Asi —————————————— Name: Shalgi Asi Title: President

YA GLOBAL INVESTMENTS, L.P. By: Yorkville Advisors, LLC Its: Investment Manager

By: /s/ Gerald Eicke —————————————— Name: Gerald Eicke Title: Managing Member

EXHIBIT B

FORM OF AMENDED AND RESTATED DEBENTURE

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

GLOBAL ENERGY INC.

AMENDED AND RESTATED SECURED CONVERTIBLE DEBENTURE

Issuance Date: ______ __, 2009	Original Principal Amount: $4,___,___
No. GEYI-1-6

This Amended and Restated Secured Convertible Debenture (including all secured convertible debentures issued in exchange, transfer or replacement hereof, this “Debenture”) is being issued pursuant to that certain letter agreement dated July __, 2009 (the “Letter Agreement”) solely in exchange for the Existing Debentures (as defined in the Letter Agreement) and shall amend, replace, and supersede the Existing Debentures. The Existing Debentures were acquired by the Holder, and fully paid for by the Holder, more than one year prior to the Issuance Date of this Debenture.

        FOR VALUE RECEIVED, GLOBAL ENERGY, INC., a Nevada corporation (the “Company”), hereby promises to pay to the order of YA GLOBAL INVESTMENTS, L.P. (FORMERLY, CORNELL CAPITAL PARTNERS, L.P.) or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), on any Installment Date with respect to the Installment Amount due on such Installment Date (each, as defined herein), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), any Installment Date or the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Debenture is issued in exchange for the secured convertible debentures issued pursuant to the Securities Purchase Agreement (the “Existing Debentures”). Certain capitalized terms used herein are defined in Section 17.

    (1)        GENERAL TERMS

    (a)        Interest, Installment Payments, Maturity. Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to twelve percent (12%) (“Interest Rate”). Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. On each Installment Date, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with the terms and conditions of this Debenture. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest. The “Maturity Date” shall be October 31, 2010. The Maturity Date may be extended at the option of the Holder in the event that, and for so long as, an Event of Default (as defined below) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal without the prior written consent of the Holder. Unless otherwise set forth in this Debenture all payments received by the Holder hereunder shall be applied towards amounts outstanding under this Debenture in the sole discretion of the Holder.

    (b)        Security. The Company agrees and acknowledges that its obligations under this Debenture shall be secured by the pledge of certain assets of the Company and its subsidiaries granted pursuant to the Security Agreement dated July 6, 2007 in favor of the Holder (the “Security Agreement”) and that the obligations under this Debenture are hereinafter expressly included as part of the “Obligations” as such term is defined and used in the Security Agreement.

    (2)        EVENTS OF DEFAULT.

    (a)        An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

    (i)        The Company’s failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Debenture (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document;

    (ii)        The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

    (iii)        The Company or any subsidiary of the Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(iv) The Common Stock shall cease to be quoted or listed for trading on a Primary Market for a period of five (5) consecutive Trading Days;

    (v)        The Company or any subsidiary of the Company shall be a party to any Change of Control Transaction (as defined in Section 6) unless in connection with such Change of Control Transaction this Debenture is retired;

    (vi)        the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) Business Days after the applicable Conversion Failure or (B) notice, written or oral, to the Holder, including by way of public announcement, at any time, of the Company’s intention not to comply with a request for conversion of this Debenture into shares of Common Stock that is tendered in accordance with the provisions of this Debenture, other than pursuant to Section 4(c);

(vii) The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within three (3) Business Days after such payment is due;

    (viii)        The Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Debenture (except as may be covered by Section 2(a)(i) through 2(a)(vii) hereof) or any Transaction Document which is not cured within the time prescribed.

    (b)        During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred, the full unpaid Principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election, immediately due and payable in cash, provided that the Company has failed to cure such Event of Default within five (5) Business Days after the occurrence of the Event of Default, except with respect to an Event of Default under Section 2(a)(iv)-(vii), which shall not have any additional cure period. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Debenture at the Company Conversion Price at any time after (x) an Event of Default, provided Company has failed to cure such Event of Default within five (5) Business Days after occurrence of the Event of Default, or (y) the Maturity Date. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion). Holder may enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Holder’s notice of exercise of its rights hereunder may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

    (3)        COMPANY INSTALLMENT CONVERSION OR REDEMPTION.

    (a)        General. On each applicable Installment Date, the Company shall pay to the Holder of this Debenture the Installment Amount due on such date by converting such Installment Amount into shares of Common Stock of the Company, provided that there is not then an Equity Conditions Failure, in accordance with this Section 3 (a “Company Conversion”); provided, however, that the Company may, at its option following notice to the Holder, redeem such Installment Amount (a “Company Redemption”) or perform any combination of a Company Conversion and a Company Redemption so long as all of the outstanding applicable Installment Amount shall be converted and/or redeemed by the Company on the applicable Installment Date, subject to the provisions of this Section 3. On or prior to the date which is the fifth (5th) Trading Day prior to each Installment Date (each, an “Installment Notice Due Date”), the Company shall deliver written notice (each, a “Company Installment Notice”), to the Holder which Company Installment Notice shall (i) either (A) confirm that the applicable Installment Amount of the Holder’s Debenture shall be converted in whole pursuant to a Company Conversion or (B) (1) state that the Company elects to redeem, or is required to redeem in accordance with the provisions of the Debenture, in whole or in part, the applicable Installment Amount pursuant to a Company Redemption and (2) specify the portion (including Interest) which the Company elects or is required to redeem pursuant to a Company Redemption (such amount to be redeemed, the “Company Redemption Amount”) and the portion (including Interest), if any, that the Company elects to convert pursuant to a Company Conversion (such amount a “Company Conversion Amount”) which amounts when added together, must equal the applicable Installment Amount and (ii) if the Installment Amount is to be paid, in whole or in part, pursuant to a Company Conversion, certify that there is not then an Equity Conditions Failure as of the date of the Company Installment Notice. Each Company Installment Notice shall be irrevocable. If the Company does not timely deliver a Company Installment Notice in accordance with this Section 3, then the Company shall be deemed to have delivered an irrevocable Company Installment Notice confirming a Company Conversion and shall be deemed to have certified that there is not then an Equity Conditions Failure in connection with any such conversion. The Company Conversion Amount (whether set forth in the Company Installment Notice or by operation of this Section 3) shall be converted in accordance with Section 3(b) and the Company Redemption Amount shall be paid in accordance with Section 3(c).

    (b)        Mechanics of Company Conversion. Subject to Section 3(d), if the Company delivers a Company Installment Notice and elects, or is deemed to have elected, in whole or in part, a Company Conversion in accordance with Section 3(a), then the applicable Company Conversion Amount, if any, which remains outstanding as of the applicable Installment Date shall be converted as of the applicable Installment Date by converting on such Installment Date such Company Conversion Amount at the Company Conversion Price; provided that the Equity Conditions are then satisfied (or waived by the Holder) on such Installment Date and that the Installment Volume Limitation is not exceeded (unless waiver by the Holder). If the Equity Conditions are not satisfied (or waived in writing by the Holder) on such Installment Date or the Installment Volume Limitation is exceeded (unless waived by the Holder), then at the option of the Holder designated in writing to the Company, the Holder may require the Company to do any one or more of the following: (i) the Company shall redeem all or any part of the unconverted Company Conversion Amount designated by the Holder (such designated amount is referred to as the “Unconverted Redemption Amount”) and the Company shall pay to the Holder within three (3) Business Days of Company’s receipt of Holder’s notice, by wire transfer of immediately available funds, an amount in cash equal to such Unconverted Redemption Amount, and/or (ii) the Company Conversion shall be null and void with respect to all or any part of the unconverted Company Conversion Amount designated by the Holder and the Holder shall be entitled to all the rights of a holder of this Debenture with respect to such designated amount of the Company Conversion Amount.. If the Company fails to redeem any Unconverted Redemption Amount by the third (3rd) Business Day following receipt of notice from Holder instructing Company to repay such Unconverted Redemption Amount, then the Holder shall have all rights under this Debenture (including, without limitation, such failure constituting an Event of Default).

    (c)        Mechanics of Company Redemption. If the Company elects a Company Redemption in accordance with Section 3(a), then the Company Redemption Amount, if any, which is to be paid to the Holder on the applicable Installment Date shall be repaid by the Company on such Installment Date, and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds, an amount in cash (the “Company Installment Redemption Price”) equal to the Company Redemption Amount. If the Company fails to redeem the Company Redemption Amount on the applicable Installment Date by payment of the Company Installment Redemption Price on such date, then at the option of the Holder designated in writing to the Company (any such designation, “Conversion Notice” for purposes of this Debenture), the Holder may require the Company to convert all or any part of the Company Redemption Amount into shares of Common Stock of the Company at the Company Conversion Price. Conversions required by this Section 3(c) shall be made in accordance with the provisions of Section 4(b). Notwithstanding anything to the contrary in this Section 3(c), but subject to Section 4(c), until the Company Installment Redemption Price (together with any interest thereon) is paid in full, the Company Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 4.

    (d)        Deferred Installment Amount. Notwithstanding any provision of this Section 3 to the contrary, the Holder may, at its option and in its sole discretion, elect to have the payment of all or any portion of an Installment Amount payable on the next Installment Date deferred to the Maturity Date. Any amount deferred to the Maturity Date pursuant to this Section 3(d) shall continue to accrue Interest through the Maturity Date.

    (e)        Company’s Additional Cash Redemption. The Company at its option shall have the right to redeem (“Optional Redemption”) up to $3,000,000 of outstanding Principal amount under the Debenture (less any amounts that have been repaid, converted, or redeemed after the date Issuance Date of this Debenture) in addition to any Installment Amount prior to the Maturity Date by providing the Holder with at least five (5) days’ prior written notice and provided that no Event of Default has occurred and is continuing on the Redemption Notice date. The Company shall pay an amount equal to the Principal amount being redeemed plus a redemption premium (“Redemption Premium”) equal to fifteen percent (15%) of the Principal amount being redeemed, together with accrued Interest (which shall not be subject to the Redemption Premium), (collectively referred to as the “Company Additional Redemption Amount”). In order to make an Optional Redemption pursuant to this Section, the Company shall first provide written notice to the Holder of its intention to make a redemption (the “Redemption Notice”) setting forth the amount of Principal it desires to redeem and the date of such redemption (which shall be at least 5 days from the date of the Redemption Notice). After receipt of the Redemption Notice the Holder shall have the right to elect to convert only the portion of this Debenture that is outstanding and is not included in the Redemption Notice, and subject to the limitations set forth in Section 4(c). On the redemption date set forth in the Redemption Notice the Company shall deliver to the Holder the Company Additional Redemption Amount. Notwithstanding anything to the contrary, failure by the Company to pay the Company Additional Redemption Amount on the date due shall be considered an Event of Default without any further passage of time or cure period, and the Company acknowledges that the Holder may suffer additional damages as a result of not being permitted to convert the amounts subject to such redemption.

    (4)        CONVERSION OF DEBENTURE. This Debenture shall be convertible into shares of the Company’s Common Stock, on the terms and conditions set forth in this Section 4.

    (a)        Conversion Right. Subject to the provisions of Section 4(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 4(b), at the Conversion Rate (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 4(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(i) “Conversion Amount” means the portion of the Principal and accrued Interest to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, [$0.02][1], subject to adjustment as provided herein.

(b) Mechanics of Conversion.

    (i)        Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile or electronic mail (with confirmation of receipt), or otherwise deliver, for confirmed receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 4(b)(iv), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the third Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates of Common Stock pursuant to the Securities Purchase Agreement and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to Section 2(g) of the Securities Purchase Agreement. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

    (ii)        Company’s Failure to Timely Convert. If within three (3) Trading Days after the Company’s receipt of the facsimile or electronic copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

[1] Insert price of common stock issued pursuant to the Offering.

    (iii)        Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(c) Limitations on Conversions, Sales.

    (i)        Beneficial Ownership. The Company shall not effect any conversions of this Debenture and the Holder shall not have the right to convert any portion of this Debenture or receive shares of Common Stock as payment of interest hereunder to the extent that after giving effect to such conversion or receipt of such interest payment, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with Section 4(a) and, any principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

    (ii)        Lock Up. During any calendar month beginning with the month of [2] ______ 2009 and ending with, and including, the month of [3] _______ 2010, except for Excluded Sales (as defined below), the Buyer shall not sell shares of Common Stock for gross proceeds (measured by the quantity of shares sold multiplied by the sales price) of greater than (a) $50,000, or (b) 20% of the aggregate dollar traded volume traded during the preceding calendar month (as measured by multiplying the total volume traded in such month by the average price during such month according to Bloomberg LP). For the purposes hereof the term “Excluded Sales” shall mean any sales by the Buyer at a price of five cents ($0.05) or more.

(d) Other Provisions.

    (i)        The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under this Debenture; and within three (3) Business Days following the receipt by the Company of a Holder’s notice that such minimum number of Underlying Shares is not so reserved, the Company shall promptly reserve a sufficient number of shares of Common Stock to comply with such requirement.

(ii) All calculations under this Section 4 shall be rounded to the nearest $0.0001 or whole share.

    (iii)        The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in this Debenture or in the Transaction Documents) be issuable (taking into account the adjustments and restrictions set forth herein) upon the conversion of the outstanding principal amount of this Debenture and payment of interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Underlying Shares Registration Statement has been declared effective under the Securities Act, registered for public sale in accordance with such Underlying Shares Registration Statement.

    (iv)        Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for the Company ‘s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

[2] Insert Month of the Effective Date

3 Insert Month 12 months from the Effective Date. For purpose of clarity, if the Effective Date was August 15, 2009, the first month would be August 2009 and the last month would be July 2010.

    (5)        Adjustments to Conversion Price

    (a)        Adjustment of Conversion Price upon Issuance of Common Stock. If the Company, at any time while this Debenture is outstanding, issues or sells, or in accordance with this Section 5(a) is deemed to have issued or sold, any shares of Common Stock, excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Securities, for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 5(a), the following shall be applicable:

    (i)        Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section, the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

    (ii)        Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section, the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

    (iii)        Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section, if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

    (iv)        Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for the difference of (x) the aggregate fair market value of such Options and other securities issued or sold in such integrated transaction, less (y) the fair market value of the securities other than such Option, issued or sold in such transaction and the other securities issued or sold in such integrated transaction will be deemed to have been issued or sold for the balance of the consideration received by the Company. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount raised by the Company; provided, however, that such gross amount is not greater than 110% of the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Bid Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

    (v)        Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

    (b)        Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

    (c)        Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without taking into account any limitations or restrictions on the convertibility of this Debenture) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

    (d)        Other Events. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Debenture; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 5.

    (e)        Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

    (f)        Whenever the Conversion Price is adjusted pursuant to Section 5 hereof, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

    (g)        In case of any (1) merger or consolidation of the Company or any subsidiary of the Company with or into another Person, or (2) sale by the Company or any subsidiary of the Company of more than one-half of the assets of the Company in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section 2(b), (B) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible Debenture with a principal amount equal to the aggregate principal amount of this Debenture then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible Debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debentures were issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible Debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

    (6)        REISSUANCE OF THIS DEBENTURE.

    (a)        Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will, subject to the satisfaction of the transfer provisions of the Securities Purchase Agreement, forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 6(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section 6(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section 4(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

    (b)        Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section 6(d)) representing the outstanding Principal.

    (c)        Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section 6(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

    (d)        Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 6(a) or Section 6(c), the Principal designated by the Holder which, when added to the principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

    (7)        NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Migdal Aviv
7 Abba Hilel Street
Ramat Gan, 52520
Israel
Telephone:	011 972 3 5913952
Facsimile:	011 +972 9 955 0454

With a copy to:	Pearl Cohen Zedek Latzer LLP.
1500 Broadway, 12th Floor
New York, NY10036
Attention: Doron Latzer, Esq., Managing Partner
Telephone: +1 (646) 878-0800
Facsimile: +1 (646) 878-0801

If to the Holder:	YA Global Investments, L.P.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
Attention:	Mark Angelo
Telephone:	(201) 985-8300

With a copy to:	David Gonzalez, Esq.
101 Hudson Street - Suite 3700
Jersey City, NJ 07302
Telephone:	(201) 985-8300
Facsimile:	(201) 985-8266

        or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

    (8)        Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause their subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities other than as to the Underlying Shares to the extent permitted or required under the Transaction Documents; or (iii) enter into any agreement with respect to any of the foregoing.

    (9)        This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

    (10)        No indebtedness of the Company is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Without the Holder’s consent, the Company will not and will not permit any of their subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from that is senior in any respect to the obligations of the Company under this Debenture.

    (11)        This Debenture shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the Superior Courts of the State of New Jersey sitting in Hudson County, New Jersey and the U.S. District Court for the District of New Jersey sitting in Newark, New Jersey in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

    (12)        If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

    (13)        Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

    (14)        If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

    (15)        Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

    (16)        THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

    (17)        CERTAIN DEFINITIONS For purposes of this Debenture, the following terms shall have the following meanings:

    (a)        “Approved Stock Plan” means a stock option plan that has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued only to any employee, officer, or director for services provided to the Company.

(b) “Bloomberg” means Bloomberg Financial Markets.

    (c)        “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

    (d)        “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company which is not approved by a majority of those individuals who are members of the board of directors on the date of such change (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date of such change), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity that is not a related entity to the Company, provided however in the event the Company seeks to consummate a merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity that is a related entity to the Company the Company shall obtain the prior written consent of the Holder, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c).

(e) “Closing Bid Price” means the price per share in the last reported trade of the Common Stock on a Primary Market or on the exchange which the Common Stock is then listed as quoted by Bloomberg.

(f) “Commission” means the Securities and Exchange Commission.

(g) “Common Stock” means the common stock, par value $.001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

    (h)        “Company Conversion Price” means, the lower of (i) the applicable Conversion Price and (ii) that price which shall be computed as ninety five percent (95%) of the lowest Volume Weighted Average Price of the Common Stock during the fifteen (15) consecutive Trading Days immediately preceding the applicable Installment Date. All such determinations shall be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction.

(i) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

    (j)        “Equity Conditions” means that each of the following conditions is satisfied: (i) on each day during the period beginning two (2) weeks prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Underlying Shares Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all applicable shares of Common Stock to be issued in connection with the event requiring determination or (y) all applicable shares of Common Stock to be issued in connection with the event requiring determination shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares upon conversion of the Debentures to the Holder on a timely basis as set forth in Section 4(b)(ii) hereof; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 4(c) hereof and the rules or regulations of the Primary Market; (v) during the Equity Conditions Measuring Period, there shall not have occurred either (A) an Event of Default or (B) an event that with the passage of time or giving of notice would constitute an Event of Default; and (vii) the Company shall have no knowledge of any fact that would cause any applicable shares of Common Stock to be issued in connection with the event requiring determination not to be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws.

(k) “Equity Conditions Failure” means that on any applicable date the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

    (m)        “Excluded Securities” means, (a) shares issued or deemed to have been issued by the Company pursuant to an Approved Stock Plan (b) shares of Common Stock issued or deemed to be issued by the Company upon the conversion, exchange or exercise of any right, option, obligation or security outstanding on the date prior to date of the Securities Purchase Agreement, provided that the terms of such right, option, obligation or security are not amended or otherwise modified on or after the date of the Securities Purchase Agreement, and provided that the conversion price, exchange price, exercise price or other purchase price is not reduced, adjusted or otherwise modified and the number of shares of Common Stock issued or issuable is not increased (whether by operation of, or in accordance with, the relevant governing documents or otherwise) on or after the date of the Securities Purchase Agreement, (c) shares issued in connection with any acquisition by the Company, whether through an acquisition of stock or a merger of any business, assets or technologies, leasing arrangement or any other transaction the primary purpose of which is not to raise equity capital, and (d) the shares of Common Stock issued or deemed to be issued by the Company upon conversion of this Debenture.

    (n)        “Installment Amount” means with respect to any Installment Date, the lesser of (A) $225,000 and (B) the total amount outstanding under this Debenture as of such Installment Date, as any such Installment Amount may be reduced pursuant to the terms of this Debenture, whether upon conversion, redemption or otherwise, together with. In the event the Holder shall sell or otherwise transfer any portion of this Debenture, the transferee shall be allocated a pro rata portion of the each unpaid Installment Amount hereunder. In the event that the Holder is the holder of more than one Debenture of this series of secured convertible debentures issued pursuant to the Securities Purchase Agreement or in exchange for the Debenture, then the Holder shall have the right to allocate the any Installment Amount due to it among the Debentures as it sees fit and shall notify the Company of such allocation.

(o) “Installment Date” means [4] ________ 1, 2010, and continuing on the first Business Day of each successive calendar month thereafter.

    (p)        “Installment Volume Limitation” means 15% of the aggregate dollar trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market over the forty (40) consecutive Trading Day period ending on the Trading Day immediately preceding the applicable Installment Notice Date.

(q) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

    (r)        “Original Issue Date” means the date of the first issuance of this Debenture regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Debenture.

(s) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(t) “Primary Market” means any of (a) the NYSE Amex (b) the New York Stock Exchange, (c) the Nasdaq Global Market, (d) the Nasdaq Capital Market, or (e) the Nasdaq OTC Bulletin Board;

(u) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(v) “Securities Purchase Agreement” means the Securities Purchase Agreement dated July 6, 2007 by and among the Company and the Buyers listed on Schedule I attached thereto.

(w) “Trading Day” shall mean any day during which the Primary Market for the Common Stock is open for business.

    (x)        “Transaction Documents” means the Letter Agreement, the Securities Purchase Agreement and any other agreement delivered in connection with the Securities Purchase Agreement, including, without limitation, the Security Agreement, the Irrevocable Transfer Agent Instructions, and the Registration Rights Agreement.

[4] Insert Month that is 12 months from the month of the Effective Date. For example if the Effective Date is August 15, 2009, the date entered would be July 1, 2010.

(y) “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture or as payment of interest in accordance with the terms hereof.

    (z)        “Underlying Shares Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a “selling stockholder” thereunder.

    (aa)        “Volume Weighted Average Price” means, for any security as of any date, the daily dollar volume-weighted average price for such security on the Primary Market as reported by Bloomberg during regular trading hours.

(bb) “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Company has caused this Secured Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY: GLOBAL ENERGY, INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi Chief Executive Officer

EXHIBIT I
CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Debenture)

TO:

        The undersigned hereby irrevocably elects to convert $______________ of the principal amount of Debenture No.GEYI-1-6 into Shares of Common Stock of GLOBAL ENERGY, INC., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:	—————————————————————————————————————————

Conversion Amount to be converted:	$ ————————————————————————————————————————

Conversion Price:	$ ————————————————————————————————————————

Number of shares of Common Stock to be issued:	—————————————————————————————————————————

Amount of Debenture Unconverted:	$

Please issue the shares of Common Stock in the following name and to the following address: Issue to:

Authorized Signature:	—————————————————————————————————————————

Name:	—————————————————————————————————————————

Title:	—————————————————————————————————————————

Broker DTC Participant Code:

Account Number:

EXHIBIT C

FORM OF PERFECTION CERTIFICATE